Granite Enterprises US Inc.
3003-C8 Yamato Rd. Suite 1016
Boca Raton, FL 33434
Office: (561) 637 6838 • Fax: (561) 637 4556

COOPERATIVE MARKETING AGREEMENT

THIS COOPERATIVE MARKETING AGREEMENT ("Agreement") is entered into as of March 23, 2006 by and between **Granite Enterprises U.S. Inc.** (**"Consultant"**) or said representative and **Axiom Staff Management** . 4515 E. Pacific Coast Hwy. Long Beach, California. 90805 **("Company")**.

WHEREAS, CONSULTANT is engaged in various business activities whereby it can provide opportunities and business leads to the **COMPANY**, all in accordance with all of the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1. SERVICES PROVIDED.

CONSULTANT agrees to provide to **COMPANY** the following services, all on a best efforts basis: **CONSULTANT** shall assist the **COMPANY** in the development and implementation of its business plan, assist in identification of prospective institutional lenders and purchasers and recommend a general marketing strategy for the financing, assist in the presentations to such parties and will introduce and refer prospective business opportunities to the **COMPANY** in search of private or public capital financings, merger and/or acquisition transactions, and/or sales and marketing consulting services.

2. TERM.

The term of this Agreement is **three (3)** years; provided however, either party shall have the right to terminate this Agreement, with or without cause, upon thirty-day prior written notice to the other party. Notwithstanding the termination of this Agreement, **CONSULTANT** shall be entitled to payment of fees for any funding received, **post-termination**, in accordance with the provisions of paragraph three below, as follows:

1) For a period of thirty-six (36) months from the date of the pre-termination closing of any funding from CONSULTANTS referral.

2) For a period of twelve (12) months from the date of termination when there has been no closing with the referral prior to termination, and the **COMPANY** closes a funding with that referral source within the 12 month post termination period.

3. COMPENSATION TO CONSULTANT.

CONSULTANT shall receive a referral fee equal to five percent **(5%)** of equity capital received by the **COMPANY** for public or private capital financing(s) from individuals or entities referred by it. The fee shall also apply to merger/acquisition, real-estate transactions, subsequent follow-up, repeat, extended or renegotiated transactions, and all other financing generated through **CONSULTANT's** referrals to the **COMPANY.** The **CONSULTANT** shall receive a referral fee equal to three (**3%**) of the funds received for debt financing.

The **CONSULTANT** shall receive as additional compensation consisting of **cashless warrants** equal to **five (5%)** of the monies raised or realized through a merger or acquisition with a party referred to **COMPANY** by **CONSULTANT**. The warrants will carry registration rights and be priced pari-passu with that of the investor and or merger or acquisition realized. **Payment of fees is due at the closing of the financing transaction and shall be paid by the COMPANY. In the event that there is an escrow agent for the financing transaction the CONSULTANT shall be paid by the escrow agent.**

4. <u>EXPENSES</u>.

COMPANY shall reimburse **CONSULTANT** for all expenses it incurs. Should **CONSULTANT** travel for and on behalf of the **COMPANY**, the **CONSULTANT** will receive an advance estimate expense payment and the **CONSULTANT** will invoice the client the remaining balance with supporting documentation. Reimbursement of the remaining balance is to be paid within **7 DAYS** of receiving documentation and final expense invoice.

5. <u>AGREEMENT NON-EXCLUSIVE\NO OBLIGATION TO CONSUMATE TRANSACTION WITH REFERALS</u>.

This Agreement is non-exclusive. **COMPANY** is free to enter into agreements with other individuals or entities that may provide services similar to those provided by **CONSULTANT** to **COMPANY** without any obligation to **CONSULTANT. COMPANY** shall not be obligated to consummate any business with an individual or entity referred to **COMPANY** by **CONSULTANT**. If for any reason whatsoever, **COMPANY** does not

consummate business with one of **CONSULTANT'S** referrals; no compensation shall be due to **CONSULTANT**. **CONSULTANT** shall, however, be entitled to reimbursement for expenses as provided herein.

6. CONFIDENTIAL INFORMATION.

Each party acknowledges that it will acquire information and materials from the other party and that all such information and materials are and will be the trade secrets and confidential and proprietary information of such other party (collectively "Confidential Information"). Confidential Information will not include, however, any information, which is or becomes part of the public domain or that a respective party regularly gives to third parties without restriction on use or disclosure. Each party agrees to use best efforts to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the respective services mentioned above.

7. MISCELLANEOUS.

(a) **Governing Law and Venue**. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, and the parties agree and submit to venue lying in Palm Beach County, Florida.

(b) **Counterparts.** This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

(c) **Joint Preparation.** In the event that it becomes necessary for any reason construe this Agreement as permitted by the rules of Evidence of the State of Florida, this Agreement will be construed as being jointly prepared and written by all parties hereto.

(d) **Relationship of the Parties.** **COMPANY** agrees to keep **CONSULTANT** Informed at all times in any and all negotiations between **COMPANY** and any funding source that **CONSULTANT** introduced to **COMPANY**. Each party acknowledges that for all purposes of this Agreement and the performance of the services hereunder, **CONSULTANT** is an independent contractor of the **COMPANY** and neither party, nor any of its employees, shall be deemed an employee of the other or have any right, power, or authority to assume or create any obligation, liability, or responsibility on behalf of the other party or to bind the other party in any manner. Nothing in this Agreement shall be construed or create or constitutes a partnership or joint venture between **COMPANY** and **CONSULTANT.**

(e) **Severability:** Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

(f) **Appendix.** The parties agree that an ongoing Appendix to this Agreement shall be used to memorialize the potential **COMPANY** business subject to the provisions of this Agreement.

(g) **Entire Agreement/Modifications in Writing**. This Agreement constitutes the entire agreement with respect to the transactions contemplated herein and supersedes any and all prior or contemporaneous oral or written communications relating to the subject matter hereof. This agreement may not be altered, amended, changed, modified, waived or terminated in any respect or particular unless the same shall be in writing signed by the party to be bound.

Consultant: Granite Enterprises US Inc.	**Company: Axiom Staff Management**
Signature: [signature]	**Signature:** [signature]
Printed: Norman Olshansky	**Printed:** PETER A. MORALES
Title: President	**Title:** PRESIDENT + CEO
Date: 5/02/06	**Date:** 5/01/06